Exhibit 99.1

RESOLUTE ENERGY CORPORATION PROVIDES UPDATED PRODUCTION, COST

GUIDANCE AND REVISED 2013 CAPITAL BUDGET

— Raises production guidance by more than 50 percent over 2012 —

— Increased spending in the Permian Basin, plan to drill horizontal Wolfcamp wells —

— More than 85 percent of capital plan funded internally —

Denver, Colorado – April 5, 2013 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today announced its updated production, cost guidance and revised 2013 capital budget. This release is an update to the guidance issued on February 25, 2013. Items which have been updated are included herein; other guidance published in the release on February 25, 2013, remains current.

Nicholas J. Sutton, Chairman of the Board and Chief Executive Officer, commented: “We are pleased to update our production and cost guidance for the calendar year 2013 to reflect the acquisition of operations and properties in Midland and Ector counties, Texas. Also, in light of recent activities near our Permian Basin properties, we have revised our capital plan to incorporate the drilling of three horizontal wells targeting the Wolfcamp formation. We also plan to drill a horizontal well to test the Turner formation in our Hilight Field in the Powder River Basin of Wyoming.

“The net result of our updated plan increases total net production by more than 50 percent over 2012 with capital spending that will be more than 85 percent funded by internal sources. Approximately 90 percent of our expected 2013 production increase is attributable to production from our Permian Basin properties, with the remaining increase coming from ongoing organic growth activities.

“Perhaps equally important, one of Resolute’s corporate goals has been to create strong focus areas to complement our long-lived oil production in Aneth Field. The recent Permian Basin acquisitions have furthered that effort dramatically. As a result, for 2013 we anticipate that, while gross production in Aneth Field should grow year-over-year by an estimated ten percent, Aneth’s contribution to total Company production should decline from about 70 percent to about 45 percent. As these changes flow through, we are confident that we will continue to develop our organic growth potential while managing the higher degree of leverage resulting from the acquisitions,” concluded Mr. Sutton.

Permian Basin: Our plans for the Permian Basin have changed materially from our February 25, 2013, guidance. As of April 1, 2013, we are now the operator of our properties in Midland and Ector counties, which we refer to as our Gardendale properties. In our updated capital plan we now expect the Permian Basin to account for approximately $85 to $90 million, or 40 percent of capital spending, up from $50 to $55 million, or 35 percent of original budget. We have substantially changed where and how we plan to spend the capital. Our prior plan contemplated participating in the drilling of 34 gross (11 net) vertical wells. Because of the very successful results achieved by peer companies near our Gardendale properties we plan to reduce our vertical well program to twenty gross and net wells while undertaking a three well horizontal program starting in June. This horizontal drilling program will target the prolific Wolfcamp formation, which has shown encouraging results in wells that are nearby or immediately adjacent to our acreage.

Wyoming: Our revised plan calls for a significant increase in activity in Hilight Field in the Powder River Basin. The 3D seismic survey that we acquired in 2012 has generated Mowry and Turner projects that we will pursue in 2013. The Mowry project will include three gross and net recompletions similar to the nine that are currently on production. If these recompletions validate the seismic data, a horizontal program may develop. In addition, we plan to drill one gross and net horizontal well targeting overlapping Turner and Niobrara targets.

Updated 2013 Capital Budget and Guidance

The following guidance is subject in its entirety to all the cautionary statements and qualifications described below and under the caption “Forward-Looking Statements.”

Capital Expenditures

During 2013, Resolute expects to invest between $195 and $220 million for its base development activities. The Company intends to fund more than 85 percent of the 2013 capital program from internally generated cash flow from operations and from the receipt of $47 million in proceeds from the sale of certain Aneth Field properties early in 2013.

Resolute will evaluate its capital expenditures in relation to its cash flow and may adjust its activity and capital spending levels based on changes in commodity prices, costs, production results and other considerations.

Production

The Company estimates that full-year production for 2013 will be 4.7 to 5.5 million Boe (“MMBoe”). The midpoint of 2013 production guidance represents a 50 percent increase from full-year 2012 production of 3.4 MMBoe. On a revenue-weighted basis, approximately 96 percent of Resolute’s production is expected to come from sales of oil and natural gas liquids (“NGL”), while on a volume-weighted basis approximately 83 percent is expected to be attributed to oil and NGL.

Lease Operating Expense

Resolute projects annual cash lease operating expenses (“LOE”) for 2013 to be between $98 million and $115 million. Higher production contributions from lower-cost operations in the Permian Basin as well as greater operating leverage in Aneth Field contribute to an LOE forecast that is lower on a per-unit basis than that experienced during 2012. Production taxes are expected to be 12.0 percent to 13.0 percent of 2013 production revenue. This is lower than in prior years, reflecting an increase in production in lower-cost operating areas.

General and Administrative Expense

Resolute anticipates that annual general and administrative expense for 2013 will be between $24 million and $26 million, excluding non-cash stock-based compensation expense. The increase in general and administrative expense relative to 2012 is substantially the result of increased staffing necessary to support our expanded operations in the Permian Basin as well as the full-year effect of the personnel added during 2012.

Depletion, Depreciation and Amortization

Resolute anticipates that its depletion, depreciation and amortization rate for 2013 will be approximately $24.00 to $26.00 per Boe of production, unchanged from prior guidance.

The following table summarizes Resolute’s current financial and operational estimates for the full year 2013.

Range
Projected 2013 total production (MBoe)	4,750 – 5,500
Boe per day	13,000 – 15,000
On a revenue-basis:
Oil	91%
Oil and NGL	96%
On a volume-weighted basis:
Oil	77%
Oil and NGL	83%
Projected 2013 costs
Lease operating expense ($ million)	$98 – $115
General and administrative ($ million)	$24 – $26
Production and related taxes (% of production revenue)	12.0% – 13.0%
Depletion, depreciation and amortization ($ per Boe)	$24.00 – $26.00
Projected 2013 capital expenditures ($ million)	$195 – $220
Aneth (excluding CO2)	$50 – $58
Aneth CO2	$20 – $22
Permian Basin Wyoming	$85 – $90 $10 – $12
Northern Rockies	$15 – $20
Other	$15 – $18

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production and cost guidance for 2013 and beyond; future production and reserve growth; anticipated capital expenditures in 2013 and the sources of such funding; our expectations regarding our development activities and drilling plans, particularly with respect to our Permian Basin properties; and our anticipated LOE and DD&A rates;. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston Basin of North Dakota or the Permian Basin of Texas or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken trend, the Mowry shale and Turner, Frontier, Phosphoria and Niobrara formations in Wyoming and the Permian Basin in Texas; potential delays in the completion, commissioning and optimization schedule of Resolute’s gas gathering and facilities construction projects; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A.- Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2012 and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico, the Bakken trend of North Dakota and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn Basin of Wyoming.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com